Exhibit 2.1

                           PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this "AGREEMENT") is dated as of July 17, 2002, and is by and between FUJITSU MICROELECTRONICS, INC., a California corporation (hereinafter called "SELLER"), having an address at 3545 North First Street, San Jose, California 95134-1804, and MICROCHIP TECHNOLOGY INCORPORATED, a Delaware corporation (hereinafter called "PURCHASER"), having an address at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.

                              W I T N E S S E T H:

     In consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged by the parties, Seller and Purchaser hereby agree as follows:

                                    ARTICLE I

                         AGREEMENT TO PURCHASE AND SELL

1.01 REAL PROPERTY.

     Seller hereby agrees to sell and Purchaser hereby agrees to purchase, upon the terms and subject to the conditions hereinafter set forth: (a) those certain parcels of land located in Multnomah County, Oregon, consisting of approximately 196 acres, as more particularly described in EXHIBIT A attached hereto and made a part hereof, together with the benefit of any rights, privileges, rights of way, and easements appurtenant thereto (collectively, the "LAND"); and (b) the existing buildings designated Fab 1, Fab 2, Utility Building 1 and Utility Building 2 located on the Land, together with all trailers and other buildings and all of Seller's right, title and interest in and to: (i) all fixtures, pipelines, water and waste treatment facilities, monitoring systems, spill containment and stormwater systems, chemical distribution systems, pure water systems, telephone switch and communication systems and building systems owned by Seller and located on, over or under the Land as of the date hereof and any additions thereafter (collectively, the "BUILDING"); and (ii) all other improvements, utility facilities, driveways, sidewalks, curbs, gutters, curb cuts, parking areas and landscaping owned by Seller and located on the Land as of the date hereof and any additions thereafter (collectively, the "IMPROVEMENTS"). The Land, the Building and the Improvements are hereinafter referred to collectively as the "REAL PROPERTY."

1.02 PERSONAL PROPERTY.

     (a) Seller hereby further agrees to sell and Purchaser hereby further agrees to purchase, upon the terms and subject to the conditions of this Agreement, all right, title and interest of Seller in and to: (i) the equipment listed in Schedule 1.02 attached hereto (the "Tool Set" or "Equipment"), which

Equipment, unless otherwise specified as an Excluded Asset, shall include all support and peripheral components connected or in place to be connected to the Equipment, (ii) all spare and replacement parts owned by Seller, located at the Gresham Manufacturing Division Facility as of the Effective Date and associated with the Tool Set including but not limited to those listed in Schedule 1.02(A) and any additions thereafter, and (iii) any other articles of tangible personal property located at the Real Property, including the cleanroom garments and those other items of tangible personal property and information technology hardware listed in Schedule 1.02(B). During the First Contingency Period, the parties shall reasonably agree upon the allocation of spare and replacement parts and tools as between the Tool Set and the Excluded Assets to the extent not already listed in the Asset Schedules, and shall physically segregate such parts to the extent feasible so that at Closing such allocation is readily identifiable.

     (b) Seller hereby further agrees to assign to Purchaser, to the extent assignable, and Purchaser agrees to assume: (i) all permits, applications, licenses, contracts and other agreements relating to the use, zoning, maintenance or operation of the Real Property and Equipment that are listed in
Schedule 1.02(C) (and identified as being assigned to Purchaser), and any others that have not been terminated by Seller and that Purchaser may reasonably request to be added (and identified as being assigned to Purchaser) during the First Contingency Period (or within two [2] Business Days thereafter pursuant to
Section 1.02(c), if applicable) (collectively, the "Permits"), other than those related to the Excluded Assets, (ii) all existing contractors' and manufacturers' warranties or guaranties given by third parties with respect to the Gresham Manufacturing Division Facility, other than those related to the Excluded Assets (collectively, the "WARRANTIES"); (iii) all plans, specifications, surveys and certificates relating to the Gresham Manufacturing Division Facility, other than those related to the Excluded Assets (collectively, the "PLANS"); and (iv) all rights, contracts and agreements for utility service to the Real Property and Equipment listed in Schedule 1.02(C) (and identified as being assigned to Purchaser) and any others that have not been terminated by Seller and that Purchaser may reasonably request be added (and identified as being assigned to Purchaser) to Schedule 1.02(C) during the First Contingency Period (or within two [2] Business Days thereafter pursuant to
Section 1.02(c), if applicable) (collectively the "UTILITY AGREEMENTS"). The items to be sold to Purchaser pursuant to this Section 1.02 are hereinafter collectively referred to as the "PERSONAL PROPERTY."

     (c) Any supplements to the Asset Schedules that Purchaser is permitted to make pursuant to the terms of this Agreement shall be proposed by Purchaser to Seller by the end of the First Contingency Period, provided, however, if new Permits, Software and/or Utility Agreements are first delivered or disclosed to Purchaser by Seller on the last day of the First Contingency Period, then Purchaser shall have two (2) additional Business Days to request that such Permits, Software and/or Utility Agreements be assigned to Purchaser at Closing.

1.03 SOFTWARE.

     Seller hereby further agrees to sell and Purchaser hereby further agrees to purchase, upon the terms and subject to the conditions of this Agreement, (a) an assignment of all assignable right, title and interest of Seller in and to the Third Party Software, and (b) a royalty-free, perpetual and nonexclusive license of the Seller Software, all as more fully set forth in the Transfer License Agreement.

Page 2 - PURCHASE AND SALE AGREEMENT

1.04 EXCLUDED ASSETS.

     Notwithstanding anything to the contrary in this Agreement, Seller is not selling and Purchaser is not buying those assets described in the attached Schedules 1.04 and 1.04(A).

1.05 TRANSFER OF NATURAL RESOURCE AREA TO CITY.

     If requested by Purchaser within the First Contingency Period, Seller agrees to cooperate with Purchaser in, and not object to, a partitioning or lot line adjustment (as appropriate) of the Land and to the transfer of Parcel 2, described in Exhibit A attached hereto, to the City of Gresham, at Closing, subject to all of the following:

     (a) Any such transfer shall not affect the Purchase Price under Article IV of this Agreement.

     (b) Except as may be otherwise provided in this Agreement, Seller shall not be obligated to bear the cost of conditions, if any, required by the City of Gresham to effectuate the partitioning of the Land, and Seller shall not bear any cost or retain any obligations whatsoever with respect to Parcel 2 after Closing.

     (c) At Purchaser's option, title to Parcel 2 may be transferred directly by Seller to the City of Gresham on the Closing Date utilizing a deed form similar to that contained in Exhibit B. Seller shall promptly sign any request or application to the City of Gresham and execute any other instrument, consistent with the foregoing, needed to effect the transfer of Parcel 2 to the City of Gresham. Any such transfer of Parcel 2 to the City of Gresham shall be made subject to an easement permitting Purchaser to conduct activities on the Real Property even if those activities create noise, dust, fumes, pollution or other adverse impacts that would otherwise be considered a nuisance or trespass upon Parcel 2.

     (d) Any rights of Seller to access and utilize Parcel 2 pursuant to Section
6.07 and/or Section 13.11 shall be reserved to Seller in connection with a conveyance of Parcel 2 to the City of Gresham. Such rights shall be evidenced by a memorandum recorded prior to recording of the deed to Parcel 2 to the City of Gresham.

     (e) If a transfer to the City of Gresham of Parcel 2 does not occur by Closing for any reason other than Seller's breach of this Agreement, including, but not limited to, a failure to obtain approval of the partition or lot line adjustment, or a refusal of the City of Gresham to accept such conveyance, such failure shall not be a condition of Closing or give rise to any claim by Purchaser against Seller.

Page 3 - PURCHASE AND SALE AGREEMENT

                                   ARTICLE II

                                   DEFINITIONS

2.01 DEFINITIONS.

     In addition to all other words, terms and phrases defined in this Agreement, when used in this Agreement, the following words, terms and phrases shall have the respective meanings indicated below:

     *    "ACCELERATION NOTICE": As defined in Section 8.01(a).

     *    "AGREEMENT": This Purchase and Sale Agreement.

     * "ASSET SCHEDULES": Any of the schedules attached to this Agreement that describe the assets being purchased by Purchaser pursuant to this Agreement or that describe the Excluded Assets.

     * "BILL OF SALE": A Bill of Sale, Assignment of Contracts, Permits and Warranties in substantially the form of EXHIBIT C attached hereto. If necessary, the parties will agree on any modifications to the exhibits to the Bill of Sale during the First Contingency Period (or within two [2] Business Days thereafter pursuant to Section 1.02(c), if applicable), consistent with this Agreement.

     *    "BOC CONTRACT": As defined in Section 13.01(a).

     *    "BONE YARD": As defined in Section 13.07.

     *    "BUILDING": As defined in Section 1.01.

     * "BUSINESS DAY": Any day other than a Saturday, Sunday or official federal or state of Oregon holiday.

     *    "CLAIMS": As defined in Section 13.11(c).

     * "CLEAN WATER ACT": The Federal Water Pollution Control Act, 33 U.S.C. Sections 1251-1387 and federal and state implementing regulations.

     * "CLOSING": The consummation of the transactions contemplated by this Agreement in accordance with Article VIII of this Agreement, including, without limitation, the delivery of the Bill of Sale by Seller, the execution and delivery of the Transfer License Agreement by the parties, the delivery of the Deed by Seller, the recording of the Deed with the County Recorder of Multnomah County, Oregon, and the payment of the Purchase Price by Purchaser.

     *    "CLOSING DATE": As defined in Section 8.01(a).

Page 4 - PURCHASE AND SALE AGREEMENT

     *    "CLOSURE REPORT": As defined in Section 13.11(b).

     * "CONTINGENCY PERIOD": Individually or collectively the First Contingency Period and the SIP Contingency Period.

     *    "COE": As defined in Section 6.07(a).

     *    "DEBRIS": As defined in Section 13.11(a).

     *    "DEBRIS AREA": As defined in Section 13.11(a).

     * "DEED": A Statutory Warranty Deed, conveying title to the Real Property subject only to the Permitted Exceptions, substantially in the form of EXHIBIT B attached hereto.

     * "DEPOSIT": Four Million Five Hundred Thousand and No/100 U.S. Dollars ($4,500,000.00), Two Million Five Hundred Thousand and No/100 U.S. Dollars $2,500,00.00 of which was deposited with Escrow Agent on May 24, 2002, and the balance of which will be deposited with Escrow Agent within two (2) Business Days following the Effective Date.

     *    "DSL": As defined in Section 6.07(a).

     * "EFFECTIVE DATE": The date first set forth in the introductory paragraph of this Agreement.

     * "ENVIRONMENTAL ASSESSMENT": The Phase I and II Environmental Site Assessment prepared by URS Corporation and dated May 29, 2002, for its job number 00280048.00 00001, updated as provided in Section 6.01(b), and any supplemental environmental reports that the parties agree to prior to Closing to add.

     *    "ENVIRONMENTAL LAWS": As defined in Section 9.01(b).

     *    "EQUIPMENT": As defined in Section 1.02.

     * "ESCROW": The escrow (No. 1103394) opened with Escrow Agent to facilitate the consummation of the transaction contemplated herein.

     * "ESCROW AGENT": Fidelity National Title Insurance Company whose address is: 900 SW Fifth Avenue, Portland, Oregon 97204.

     * "ESCROW AGREEMENT": The Escrow Agreement substantially in the form of Exhibit F attached hereto, under which a portion of the Purchase Price will be deposited into the Escrow Fund if Closing occurs pursuant to an Acceleration Notice.

Page 5 - PURCHASE AND SALE AGREEMENT

     *    "ESCROW FUND": As defined in the Escrow Agreement.

     *    "EXCLUDED ASSETS": Those assets listed in Schedules 1.04 and 1.04(A).

     *    "FASL": Fujitsu AMD Semiconductor Limited, a Japanese corporation.

     * "FIRST CONTINGENCY PERIOD": The period commencing on the Effective Date and ending at 5:00 p.m. Pacific Daylight Time on August 12, 2002.

     * "FRAUD": A deliberate misrepresentation or deliberate omission by one party to the other, or the active concealment of information by one party that is intended to prevent the other party from acquiring material information (other than of the Fujitsu Proprietary Data in the case of Seller), in any case in response to a question or request for information from the other party, with the intent to deceive and which meets the remaining elements of common law fraud under Oregon law.

     * "FUJITSU PROPRIETARY DATA": All information relating to Seller's, Fujitsu Limited's or FASL's wafer fabrication processes and procedures, including, without limitation, process recipes, yield data, yield enhancement procedures, flow charts and process flow data, circuit designs, process specifications, test procedures, production histories, and pricing and cost data.

     * "FUNDAMENTAL WARRANTIES": Those warranties relating to organization and authority (Section 9.01[a]) and title and ownership (Section 9.01[e] and in the Deed and Bill of Sale).

     * "GOVERNMENTAL ENTITY": A governmental entity in the United States or any other foreign jurisdiction.

     * "GRESHAM MANUFACTURING DIVISION FACILITY": The Real Property, the Personal Property and the Software.

     *    "GUARANTY": As defined in Section 13.11(d) and attached as Exhibit E.

     *    "HAZARDOUS SUBSTANCES": As defined in Section 9.01(b).

     * "HSR ACT": The Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended.

     *    "IMPROVEMENTS": As defined in Section 1.01.

     *    "JURISDICTIONAL WETLANDS": As defined in Section 6.07(a).

     * "KNOWLEDGE OF SELLER": The current actual knowledge of senior management of Seller, including senior on-site management at the Gresham Manufacturing Division Facility, following reasonable inquiry by such senior management of those current employees with

Page 6 - PURCHASE AND SALE AGREEMENT
          responsibility for (a) the area of inquiry, and (b) the related due diligence material provided by or made available to Purchaser.

     *    "LAND": As defined in Section 1.01.

     * "LEGAL NOTICE": A written notice from a Governmental Entity (i) within the Knowledge of Seller or (ii) contained in the due diligence material provided to or made available to Purchaser, and that in the case of either (i) or (ii), relates to outstanding violations and is not otherwise known to Purchaser.

     * "MATERIAL": Anything that individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, is or could be materially adverse to the business, assets (including intangible assets), prospects, or operations of the Gresham Manufacturing Division Facility and/or its owners and operators, taken as a whole.

     *    "NDA": The confidentiality and nondisclosure agreement described in
          Section 5.01.

     *    "NFA": As defined in Section 13.11(c).

     * "OTHER TRANSACTION DOCUMENTS": The Deed, the Bill of Sale, the Transfer License Agreement and any other documents or instruments delivered at or before Closing to Purchaser to convey, transfer and assign the Gresham Manufacturing Division Facility to Purchaser.

     * "PARCEL 1": A parcel of real property to be defined by the surveyor that prepared the Survey within the First Contingency Period consistent with the map marked Exhibit A-1, attached hereto. Purchaser shall arrange and pay for the cost of preparing the legal description for Parcel 1.

     * "PARCEL 2": A parcel of real property to be defined by the surveyor that prepared the Survey within the First Contingency Period consistent with the map marked Exhibit A-1, attached hereto. Purchaser shall arrange and pay for the cost of preparing the legal description for Parcel 2.

     * "PERMITTED EXCEPTIONS": Those liens, encumbrances, title exceptions, encroachments and other title matters affecting the Real Property and
          (a) which are identified as Permitted Exceptions under this Agreement or (b) if not identified as Permitted Exceptions, to which Purchaser does not object in the manner prescribed in Article VII or that are waived by Purchaser.

     *    "PERMITS": As defined in Section 1.02(b).

     *    "PERSONAL PROPERTY": As defined in Section 1.02.

     *    "PLANS": As defined in Section 1.02(b).

Page 7 - PURCHASE AND SALE AGREEMENT

     * "POST-CLOSING PERIOD": A period equal in time to ninety (90) days after Closing.

     * "PRELIMINARY REPORT": The title commitment, exception documents and Uniform Commercial Code Search referenced in Section 7.02.

     *    "PRORATION DATE": 12:01 a.m. on the Closing Date.

     * "PURCHASE PRICE": One Hundred Eighty-Three Million Five Hundred Thousand and No/100 U.S. Dollars ($183,500,000.00) plus the free-rent use of very limited portions of the Gresham Manufacturing Division Facility as provided in Sections 13.04 and 13.05.

     *    "PURCHASER'S DEFAULT": As defined in Section 10.01(a).

     *    "PURCHASER'S TERMINATION NOTICE": The notice described in Section
          6.08.

     * "PURCHASER'S TITLE INSURANCE": An extended coverage ALTA owner's policy of title insurance in the amount of Thirty Million Dollars ($30,000,000) to be issued by Escrow Agent, insuring Purchaser's fee simple title to the Real Property, subject only to the Permitted Exceptions as special exceptions.

     *    "REAL PROPERTY": As defined in Section 1.01.

     * "REIMBURSABLE EXPENSES": Those expenses to be reimbursed out of the Escrow Fund that will be incurred by Purchaser from the actual Closing Date through October 31, 2002, if Seller provides an Acceleration Notice. If Seller had continued to own the Gresham Manufacturing Division Facility through October 31, 2002, those expenses would have been incurred by Seller for the purpose of owning, protecting and maintaining the Gresham Manufacturing Division Facility as Seller is required to do prior to Closing under Section 13.01. Reimbursable Expenses include, but are not limited to: (i) expenses paid or incurred for electric power service, natural gas service, water and sewer services, telecommunications services and other utilities; (ii) expenses paid or incurred for landscaping services, grounds maintenance, building and building systems maintenance and equipment maintenance; (iii) expenses paid or incurred for providing physical security for the Gresham Manufacturing Division Facility (electronic and human); (iv) premiums paid or incurred for property, casualty, liability, workers compensation and other forms of insurance; (v) property and payroll taxes (on payroll for employees working at the Gresham Manufacturing Division Facility); (vi) travel expenses, prorated compensation (including benefits costs) for employees performing services related to the protection and maintenance of the Facility, and (vii) all reasonable wages and employee benefits, and
          (viii) administrative and overhead expenses related to all of the foregoing.

     *    "SELLER'S ADVISORS": (a) Bank of Tokyo-Mitsubishi and (b) Knox & Co.

Page 8 - PURCHASE AND SALE AGREEMENT

     * "SELLER'S BROKER": CMN Inc., d/b/a Colliers International, 601 Union St., Suite 5300, Portland, Oregon 98101, Attn: Stephen Rothrock ([206]-287-4757).

     *    "SELLER'S DEFAULT": As defined in Section 10.02.

     *    "SELLER'S REPRESENTATIVE": As defined in Section 6.01.

     *    "SELLER SOFTWARE": As defined in the Transfer License Agreement.

     * "SELLER'S TITLE INSURANCE": An extended coverage ALTA seller's policy of title insurance in the amount of Thirty Million Dollars ($30,000,000), to be issued by Escrow Agent, insuring Seller of Purchaser's fee simple title in and to the Real Property, subject only to the Permitted Exceptions as special exceptions.

     * "SIP": The Strategic Investment Program partial tax exemption, as described in ORS 307.123, which Purchaser is seeking to obtain for the Gresham Manufacturing Division Facility pursuant to ORS 285B.380 to 285B.392.

     * "SIP CONTINGENCY PERIOD": The period commencing on the Effective Date and ending at 5:00 p.m. Pacific Daylight Time on August 23, 2002.

     *    "SOFTWARE": The Seller Software and the Third Party Software listed on
          Schedule 1.03 and any other software for which all of the following apply: (i) used by Seller in the Gresham Manufacturing Division Facility, (ii) that Seller has the right to use under a transferable license from a third party as of the Effective Date, (iii) that is not listed in Schedule 1.04(A), and (iv) that Purchaser may reasonably request to be added during the First Contingency Period (or within two [2] Business Days thereafter pursuant to Section 1.02(c), if applicable)

     *    "STANDARDS": As defined in Section 13.04.

     * "SURVEY": The ALTA/ACSM survey of the Real Property obtained by Seller dated July 3, 2002, for the benefit of Purchaser from Ming Surveying, Inc. and being paid for by Seller. Seller and Purchaser have previously agreed upon the scope of services for the Survey.

     *    "THIRD PARTY SOFTWARE": As defined in Transfer License Agreement.

     *    "TITLE DEFECT NOTICE": The notice referenced in Section 7.02.

     *    "TOOL SET" or "EQUIPMENT": As defined in Section 1.02(a).

     *    "TRAILER": As defined in Section 13.05.

     * "TRANSFER LICENSE AGREEMENT": A Transfer License Agreement in substantially the form of Exhibit D attached hereto. If necessary, the parties will agree on any modifications to the exhibits to the Transfer License Agreement during the First Contingency Period (or

Page 9 - PURCHASE AND SALE AGREEMENT
          within two [2] Business Days thereafter pursuant to Section 1.02(c), if applicable), consistent with this Agreement.

     *    "UTILITY AGREEMENTS": As defined in Section 1.02(b).

     * "UTILITY DEPOSITS": All of Seller's right, title and interest in and to any deposit held by any public or private utility company for utility service to the Real Property.

     *    "WARRANTIES": As defined in Section 1.02(b).

     *    "WETLANDS INVENTORY": As defined in Section 6.07(c).

     *    "WETLANDS PROTOCOL": As defined in Section 6.07(d).

                                   ARTICLE III

                           APPOINTMENT OF ESCROW AGENT

3.01 APPOINTMENT.

     Seller and Purchaser hereby appoint Escrow Agent to serve as escrow agent and open Escrow for the transaction contemplated hereby.

3.02 DEPOSIT.

     Escrow Agent shall maintain the Deposit in an interest bearing account. All interest earned thereon shall initially accrue for the benefit of the party entitled to the Deposit (and may be applied to the Purchase Price at Closing) and shall become a part of the Deposit and be disbursed as provided in Articles IV, VIII and X. Purchaser shall pay the bank fees, if any, in connection with the interest bearing account. Seller and Purchaser agree to execute and deliver to Escrow Agent such instructions and tax reporting information as Escrow Agent may reasonably require for such purposes.

                                   ARTICLE IV

                           PURCHASE PRICE AND DEPOSIT

4.01 PURCHASE PRICE AND PAYMENT OF PURCHASE PRICE.

     (a) On the terms and subject to the conditions set forth in this Agreement, Purchaser hereby agrees to pay the Purchase Price to Seller in lawful money of the United States on the Closing Date. Purchaser shall submit the Purchase Price to the Escrow Agent by federal wire transfer of immediately available funds into the following designated account of Escrow Agent.

Page 10 - PURCHASE AND SALE AGREEMENT

     Bank:          Bank of America
                    1001 SW Fifth Avenue
                    Portland, Oregon  97208

     Routing No.:   323070380

     Account No.:   Credit to:   Fidelity National Title Company
                                 in trust for Microchip Technology Incorporated

                    Account No.: 93973-00415

     (b) If the Closing occurs as a result of an Acceleration Notice, then Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00) of the Purchase Price shall be transferred by Escrow Agent, upon Closing, into the Escrow Fund established under the terms of the Escrow Agreement.

4.02 DEPOSIT.

     (a) DELIVERY OF DEPOSIT. Before the Effective Date of this Agreement, Purchaser delivered the initial Deposit of US $2,500,000.00 into Escrow and shall, within two (2) Business Days of the Effective Date, add $2,000,000.00 to that Deposit to bring the total Deposit to $4,500,000.00, subject to the terms and provisions of this Agreement. The Deposit and all interest earned thereon shall be held, disbursed and applied as herein provided.

     (b) DISPOSITION OF DEPOSIT.

          (i) If Purchaser terminates this Agreement in accordance with Section 6.08, then Purchaser shall be entitled to the immediate return of the Deposit and all interest earned thereon.

          (ii) If the Closing occurs, then Purchaser shall receive a credit at Closing against the Purchase Price and any other amounts payable by Purchaser on the Closing Date in an amount equal to the Deposit and all interest earned thereon.

          (iii) If a Purchaser's Default or Seller's Default occurs, then Seller and Purchaser's respective rights concerning the Deposit and all interest earned thereon shall be governed by Article X below.

Page 11 - PURCHASE AND SALE AGREEMENT

                                    ARTICLE V

                           DUE DILIGENCE MATERIALS AND
                               CONTINGENCY PERIODS

5.01 NDA.

     The parties have entered into a Confidentiality and Nondisclosure Agreement dated May 7, 2002 (No. 8942), which Confidentiality and Nondisclosure Agreement is incorporated herein by reference as a part hereof. If Closing occurs, then the parties hereby agree that the Disclosure Period (as defined therein) is extended through the later of (i) December 31, 2002, or (ii) final disbursement of the Escrow Fund. If Closing does not occur, then the parties agree that the Disclosure Period is extended through the date of the termination of this Agreement. The Confidentiality and Nondisclosure Agreement, as extended herein, is hereinafter referred to as the "NDA." Notwithstanding the foregoing, the parties agree that, if Closing occurs, the NDA shall be deemed modified on the Closing Date, solely with respect to Seller's proprietary trade secrets and confidential information, to continue to apply to Seller's proprietary trade secrets or confidential information except for the assets otherwise to be acquired by Purchaser hereunder. In addition to Seller's current covenants under the NDA, Seller shall also be bound by the NDA for the benefit of Purchaser with respect to such of Seller's proprietary trade secrets or confidential information specific to the Gresham Manufacturing Division Facility and that is being acquired by Purchaser from Seller, subject, however, to the understanding that Seller may use it or similar information in its worldwide operations in the ordinary course of its business.

5.02 RETURN OF DUE DILIGENCE INFORMATION.

     If for any reason the Closing does not occur, Purchaser (a) shall return immediately to Seller all materials and other information regarding the Gresham Manufacturing Division Facility that Seller has provided to Purchaser; and (b) shall deliver immediately to Seller copies of all results and reports of studies, tests, inspections and other investigations of the Gresham Manufacturing Division Facility conducted by or at the direction of Purchaser (other than that protected by the attorney--client privilege and other than reports from outside consultants retained by such counsel). The provisions of this Article V shall survive the termination of this Agreement.

                                   ARTICLE VI

                   PURCHASER'S INVESTIGATIONS; CONTINGENCIES;
                         PURCHASER'S RIGHT TO TERMINATE

6.01 PURCHASER'S INDEPENDENT INVESTIGATION AND COMPLETION OF ENVIRONMENTAL ASSESSMENT.

     (a) Purchaser shall have the right between the Effective Date and the Closing, or until this Agreement is terminated, to enter upon the Real Property upon reasonable prior notice (which may be verbal) to either Ron Craig, Director of Administration (with Seller) at (503) 669-5527 or Kazuya Watari at (503) 669-6105 (information) (herein collectively, "SELLER'S REPRESENTATIVE"), subject

Page 12 - PURCHASE AND SALE AGREEMENT
to compliance with Seller's security and engineering procedures. Except for the Survey, the Environmental Assessment and the Wetlands Inventory, the reasonable cost of which shall be paid by Seller to the extent provided herein, all such investigations shall be at Purchaser's sole cost and expense and without material damage to any area of the Gresham Manufacturing Division Facility. Subject to the foregoing, Purchaser shall be entitled to perform, or cause to be performed, such surveying and engineering studies, environmental assessments and other studies or analyses of the Gresham Manufacturing Division Facility that Purchaser determines are required to properly investigate and evaluate the Gresham Manufacturing Division Facility for purchase. Notwithstanding the foregoing, no invasive environmental testing, nor any testing, inspection, or test operation of any Equipment shall be performed at the Gresham Manufacturing Division Facility unless Purchaser notifies Seller of the same and Seller first approves in writing the procedures and the company or persons who shall perform such testing, which approval shall not be unreasonably withheld or delayed. Seller may require that a representative of Seller accompany Purchaser or its consultants for any activities undertaken pursuant to this Article 6. Purchaser shall promptly deliver to Seller copies of all studies, reports and assessments obtained by Purchaser (other than those protected by the attorney-client privilege and other than reports from outside consultants retained by such counsel; subject, however, to subparagraph [b] below). Purchaser shall take all reasonable precautions to minimize the impact of any work performed by Purchaser at the Gresham Manufacturing Division Facility. If Closing does not occur, then Purchaser shall, in a timely manner, restore the Gresham Manufacturing Division Facility, at its sole cost, to substantially the same condition that existed immediately before the activities described herein, including, without limitation, all physical alteration or damage to the Gresham Manufacturing Division Facility.

     (b) Purchaser may update, supplement or revise the May 29, 2002, Phase I and II Environmental Site Assessment prepared by URS Corporation for its job number 52-00280048.00 00001 to include additional information obtained by Purchaser and Seller subsequent to May 29, 2002, including but not limited to:
(x) information from Seller's records and current or past employees; (y) information obtained by Purchaser and its consultants; and, (z) information from URS, Maul Foster & Associates, Hart Crowser or other consultants that may be engaged by Seller to obtain additional environmental information regarding the Real Property. To facilitate the foregoing, Seller shall promptly provide to Purchaser, at no cost to Purchaser and as early as possible in the First Contingency Period, and thereafter through Closing, any of the following supplemental environmental information, including documents, on the Real Property, in Seller's ownership or control: (i) that are referenced or included in the May 29, 2002, Phase I and II Environmental Assessment and that Seller or its consultants may have updated or revised since May 29, 2002; (ii) that Seller or its consultants have obtained or prepared since May 29, 2002; and (iii) relevant to the Environmental Assessment that is owned by or is in the possession of Seller and that is specifically identified and requested by Purchaser. To the extent any of the environmental information specified in
Section 6.01(b)(i) through (iii) may be protected by confidentiality agreements, Seller hereby waives confidentiality with respect to providing this information to Purchaser. In addition, Seller shall provide Purchaser with any environmental reports or information identified in this Agreement that may be obtained or prepared by Seller after Closing. This Section does not require Seller to prepare any environmental studies or reports that Seller would not otherwise be obligated to prepare under this Agreement or under applicable Environmental Laws. Upon Closing, or upon termination of this Agreement prior to Closing,

Page 13 - PURCHASE AND SALE AGREEMENT

Seller shall pay Purchaser the sum of Sixty Thousand and No/100 Dollars ($60,000.00) as a contribution towards Purchaser's costs and expenses. Purchaser may elect to treat that Sixty Thousand and No/100 Dollars ($60,000.00) as a credit against the Purchase Price at Closing. If either party terminates this Agreement and, following such termination, Seller pays to Purchaser the Sixty Thousand and No/100 Dollars ($60,000.00), then Purchaser will provide Seller with copies of all reports prepared pursuant to this Section 6.01, and at that time will waive Purchaser's attorney-client privilege in connection with such reports.

     (c) In addition to the other provisions that expressly survive Closing, the provisions of this Section 6.01 shall survive Closing.

6.02 PURCHASER INDEMNITY.

     Purchaser agrees to defend, indemnify and save Seller, its employees, officers, directors, representatives, invitees and agents harmless from and against all claims, demands, liabilities, costs, losses, damages, suits, proceedings and other obligations (including, without limitation, reasonable attorneys' fees and costs) to the extent resulting from any negligent act or omission or intentional misconduct of Purchaser, its consultants, agents, contractors, representatives and employees, in connection with the investigation or other pre-Closing activities of Purchaser, its consultants, agents, contractors, representatives and employees on the Real Property. If any negligent act or omission or intentional misconduct involves parties other than Purchaser, its consultants, agents, contractors, representatives and employees, then Purchaser's labiality shall be limited to that portion of any damages or liability attributable solely to Purchaser's negligent act or omission or intentional misconduct. The foregoing indemnity obligation of Purchaser contained in this Section 6.02 shall survive the Closing or sooner termination of this Agreement and for a period of one (1) year thereafter.

6.03 PERMIT TRANSFERS.

     Purchaser will be reviewing the Permits to determine whether and which of the Permits it wishes to have transferred to it. Seller shall reasonably cooperate with and assist Purchaser in Purchaser's attempts to have the Permits assigned to Purchaser (to the extent that Purchaser requests assignment under Section 1.02[b] or [c]), including, but not limited to, meeting with government and agency personnel, introducing Purchaser and its representatives to appropriate people, and joining applications for the transfers, and Purchaser shall not require that Seller hire third-party consultants or incur third-party expenses (beyond Seller's reasonable attorneys' fees) not normally incurred by Seller as part of its operation or maintenance of the Gresham Manufacturing Division Facility, as part of its duty to cooperate and assist under this
Section 6.03. Purchaser shall submit all applications for Permit transfers to Seller prior to submission to the applicable Governmental Entity or third party. Purchaser shall pay the cost of all fees due to third parties in connection with such transfers. Nothing herein shall require Purchaser to pay any of Seller's legal fees in connection with Seller's duty to cooperate and assist under this
Section 6.03. To the extent the Permits are assignable and Purchaser determines that it wants the assignment of a particular Permit, Seller shall assign the same to Purchaser at Closing in the Bill of Sale. If a particular Permit requires a special instrument of transfer, Seller shall reasonably cooperate

Page 14 - PURCHASE AND SALE AGREEMENT
with Purchaser in securing and providing the same. Neither Purchaser shall modify nor shall Seller be required to modify, prior to the Closing Date, any Permit, and all Permit assignments shall be made contingent upon Closing.

6.04 SERVICE CONTRACTS COMPONENT OF PERMITS.

     As part of its due diligence review, Purchaser shall have the right to review all service, operation, warranty, maintenance or financing leases and/or contracts affecting the Gresham Manufacturing Division Facility (and Seller shall provide or has provided, copies to Purchaser of all such contracts that are in effect, and in Seller's possession or control, as of the Effective Date and carry a contract price in excess of $10,000). To the extent that such leases and contracts are assignable as part of the Permits and Purchaser desires to receive an assignment thereof, such leases and contracts shall be assigned to Purchaser in the Bill of Sale. If a lease or contract requires a special instrument of transfer, Seller shall reasonably cooperate with Purchaser in securing and providing the same. To the extent not so assigned, Seller shall, subject to Sections 13.01(a) and 13.10 below, either terminate such leases and contracts at Closing at its expense or if prior notice of termination is required, give notice of termination at Closing and thereafter complete such termination at Seller's sole cost and expense. Purchaser shall assume Seller's post-Closing obligations as of the Closing Date under such leases and contracts that are assigned to Purchaser and Seller shall defend, indemnify and hold Purchaser harmless from all pre-Closing obligations thereunder. The foregoing indemnity obligation of Seller contained in this Section 6.04 shall survive the Closing or sooner termination of this Agreement.

6.05 SYSTEMS APPLICATIONS.

     Purchaser acknowledges that, prior to Closing, Seller shall have the right to extract and delete the Fujitsu Proprietary Data from the equipment automation and manufacturing execution systems and other software applications. Purchaser acknowledges that the failure of Seller to remove any of the Fujitsu Proprietary Data prior to Closing and delivery of the Gresham Manufacturing Division Facility to Purchaser shall not affect Seller's right to have such data removed at any later time (but not beyond December 31, 2002), provided that such post-Closing removal shall only occur following ten (10) Business Days prior written notice to Purchaser and then only under the supervision and control of Purchaser and subject to the provisions of the NDA. Any extraction may, at Purchaser's election, occur using only Purchaser's personnel. The foregoing provisions of this Section 6.05 shall survive Closing.

6.06 HART-SCOTT-RODINO AND OTHER GOVERNMENTAL APPROVALS.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and reasonably cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, the transactions contemplated by this Agreement, including using commercially reasonable efforts to file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-acquisition

Page 15 - PURCHASE AND SALE AGREEMENT
notification forms required by the acquisition notification or control laws and regulations of any applicable foreign jurisdiction as agreed to by the parties. Seller and Purchaser each shall (i) supply the other with any information that may be required in order to effectuate such filings, and (ii) supply any additional information that reasonably may be required by the FTC, the DOJ or the competition or acquisition control authorities of any other jurisdiction, and which the parties may reasonably deem appropriate; provided that neither party need supply to the other party or such Governmental Entities any information that the parties reasonably deem proprietary except as strictly necessary to comply with the HSR Act.

     (b) The parties agree to take all actions necessary to (i) avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (ii) obtain all necessary consents, approvals or waivers from third parties, and
(iii) defend any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transaction contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Government Entity vacated or reversed until such time as a non-appealable final order enjoining the transaction is entered.

     (c) It shall be a mutual condition of Closing that no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transaction illegal or otherwise prohibiting consummation of the transaction, and that all waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all foreign antitrust approvals reasonably determined by Seller or Purchaser to be required to be obtained prior to the Closing in connection with the transactions contemplated hereby shall have been obtained.

     (d) Purchaser shall pay the filing fee of the acquiror for the pre-merger notification report under the HSR Act, and Seller and Purchaser shall share equally (i) the aggregate filing fees for all international acquisition notifications, and (ii) the fees incurred by all jointly retained counsel to effectuate any foreign competition filings that the parties deem necessary, PROVIDED THAT the parties will make reasonable efforts to retain common counsel for any such foreign filings where appropriate.

6.07 WETLANDS.

     (a) Seller and Purchaser acknowledge that the Real Property contains wetlands that may be eligible and appropriate for delineation by the Oregon Division of State Lands ("DSL") and the U.S. Army Corps of Engineers ("COE") as waters of the State of Oregon and of the United States ("Jurisdictional Wetlands") and concurrence by the City of Gresham. Some portions of these potential Jurisdictional Wetlands were filled without permits and Seller will be negotiating resolution of those Clean Water Act issues with DSL and COE. Seller shall remain responsible for meeting all wetlands mitigation requirements and for all costs and liabilities associated with or arising from the past unpermitted filling of potential Jurisdictional Wetlands, as identified in the wetlands studies prepared for Seller by Fishman Environmental Services, dated January 2001 and June 2002.

Page 16 - PURCHASE AND SALE AGREEMENT

     (b) Seller and Purchaser acknowledge that resolution of the unpermitted fills could, with the Purchaser's consent, require utilization of multiple acres of the Real Property for mitigation that meets standards and conditions of the COE and the DSL. Seller shall use its best efforts to resolve the matter without use of the Real Property. Seller shall use its best efforts to promptly obtain, from the DSL and the COE, approval of the sale to Purchaser of the filled potential Jurisdictional Wetlands and waiver of any current or future requirement to remove the past fill. If the COE and the DSL do not approve performing all required mitigation and restoration off-site, Purchaser shall provide Seller and the COE and the DSL personnel with reasonable access to the Real Property, as reasonably necessary for Seller's performance of such wetlands restoration or enhancement and monitoring. Purchaser shall not unreasonably withhold its consent to on-site mitigation, which arises from DSL and COE negotiations so long as the on-site mitigation is on Parcel 2. Purchaser shall have sole discretion to approve or disapprove any on-site mitigation or restoration on Parcel 1 except if mandated by the COE or the DSL under proper legal process. Seller agrees that with respect to those areas on the Real Property for on-site mitigation, if any are approved by Purchaser and agreed to by the DSL and the COE Seller shall compensate Purchaser at the agreed rate of $5.00 per square foot for any land in Parcel 1 but shall not compensate Purchaser for any land in Parcel 2. This compensation shall not effect a purchase of the property or transfer of title to Seller.

     (c) Seller has, at its sole expense, engaged expert consultants to undertake and provide to Purchaser an inventory of all potential Jurisdictional Wetlands at the Real Property including a surveyor map of the delineated wetlands ("Wetlands Inventory") by July 17, 2002, or three weeks from the execution of the contract between Seller and the expert consultants, whichever is later, and that Wetlands Inventory is based on a scope of work reviewed and approved by Purchaser. The Wetlands Inventory shall include a survey of plant and animal species currently listed or a candidate for listing under the state of Oregon or Federal Endangered Species Acts, which survey may be presented as a separate report. The Wetlands Inventory shall, to the extent permitted by law, be prepared and managed, by both Seller and Purchaser, so as to protect and keep confidential and privileged the information contained in the Wetlands Inventory, until such time as Seller and Purchaser agree to make the Wetlands Inventory available to third parties.

     (d) During the First Contingency Period, Purchaser shall propose to Seller a wetlands mitigation protocol ("Wetlands Protocol"). Seller shall review and in good faith approve or negotiate the terms of the Wetlands Protocol with Purchaser until agreement on those terms is reached. To the extent an agreement on the Wetlands Protocol is not reached between the parties, then (a), (b) and
(c) of this Section 6.07 shall still apply. The Wetlands Protocol shall include, but not be limited to the following:

          (i) The process that will be followed to keep the Wetlands Inventory confidential and privileged based on a Joint Defense Agreement to be proposed by Seller;

          (ii) The process that will be followed to allow for consultation and participation of Purchaser in Seller's negotiations with DSL and COE; and

Page 17 - PURCHASE AND SALE AGREEMENT

          (iii) Any other process and procedure matters which Seller and Purchaser mutually agree should be included in the Wetlands Protocol.

6.08 RIGHT TO TERMINATE.

     If:

     (a) during the First Contingency Period, Purchaser determines, in its sole and absolute discretion, that the Gresham Manufacturing Division Facility (or any aspect thereof, including, but not limited to, future use and development potential thereof) is not suitable, appropriate or feasible for Purchaser's intended use;

     (b) during the First Contingency Period, Seller and Purchaser have not agreed upon a final Wetlands Protocol;

     (c) during the First Contingency Period (or within two [2] Business Days thereafter pursuant to Section 1.02[c], if applicable), Seller and Purchaser fail to reach agreement on modifications to the Asset Schedules, which will be exhibits to the Bill of Sale and the Transfer License Agreement;

     (d) during the First Contingency Period, Purchaser shall not have received evidence satisfactory to Purchaser that the Gresham Manufacturing Division Facility will be taxed (for real and personal property tax purposes) for the July 1, 2002, through June 30, 2003, real property tax year, based on a Real Market Value (as defined in Section 308.205 of the Oregon Revised Statutes) in an amount not more than the total Purchase Price, exclusive of any modifications or additions to the Gresham Manufacturing Division Facility made by Purchaser;

     (e) during the SIP Contingency Period, Purchaser has not obtained the SIP for the Gresham Manufacturing Division Facility on terms and subject to conditions acceptable to Purchaser in its sole and absolute discretion, (provided, however, that Purchaser agrees to share its draft SIP Agreement with Seller's legal counsel [which shall not be shared with Seller or any other person unless such drafts are public documents], provide periodic updates on the progress or lack thereof being made on the SIP and, if a decision is made by Purchaser prior to expiration of the SIP Contingency Period not to further pursue the SIP, then to promptly notify Seller of that decision);

     (f) prior to Closing, the conditions in Section 6.06(c) have not been met and satisfied; or

     (g) Purchaser terminates this Agreement on or before Closing pursuant to
Section 7.03(a)(ii) and the last sentence of Section 7.03(b),

then Purchaser may, at any time, at or before 5:00 p.m. on the (i) last day of the First Contingency Period as to the matters in clauses (a), (b), (c) and (d) (or within two [2] Business Days thereafter pursuant to Section 1.02(c), if applicable), (ii) last day of the SIP Contingency Period as to the matter in clause (e), (iii) on the Closing Date as to the matter in clause (f), and (iv)

Page 18 - PURCHASE AND SALE AGREEMENT
on the Closing Date, or if earlier, the last date for termination provided in
Section 7.03, as to the matter in clause (g), terminate this Agreement by giving to Seller written notice of Purchaser's election to do so ("PURCHASER'S TERMINATION NOTICE"). If Purchaser fails to give a timely Purchaser's Termination Notice, then the right to give such Purchaser's Termination Notice shall be deemed waived. If Purchaser terminates this Agreement pursuant to this Section, Purchaser shall be entitled to the immediate return of the Deposit and all interest earned thereon. In such event, except as expressly provided otherwise herein, this Agreement shall be of no further force and effect and the parties shall have no further rights, obligations or liabilities hereunder.

                                   ARTICLE VII

                      TITLE EXAMINATION AND SURVEY MATTERS

7.01 TITLE TO BE CONVEYED.

     Seller shall, on the Closing Date, transfer title to (a) the Real Property by the Deed on the Closing Date, subject only to the Permitted Exceptions, and
(b) the Personal Property, and Seller shall also transfer to Purchaser the license interest in the Software as described in the Transfer License Agreement.

7.02 TITLE EXAMINATION.

     (a) Escrow Agent has delivered to Seller and Purchaser a preliminary title commitment for the Purchaser's Title Insurance, together with readable copies of all documents identified in Schedule B thereof and a Uniform Commercial Code search covering Seller and, as applicable, the Gresham Manufacturing Division Facility (collectively called the "PRELIMINARY REPORT"). Purchaser shall have seven (7) Business Days after the Effective Date, to object to any matter disclosed in the Preliminary Title Report, Survey and/or Uniform Commercial Code Search that is not otherwise described herein as a Permitted Exception by giving written notice (the "TITLE DEFECT NOTICE") of the objection to Seller. The Survey was delivered initially without the areas specified in the Wetlands Inventory being displayed on that Survey. Such Survey (without the displayed areas from the Wetlands Inventory) shall be deemed received by Purchaser as of the Effective Date for the purpose of this paragraph (a) and Purchaser's initial title objections, if any.

     (b) If, after the initial issuance of the Preliminary Report and giving of the initial Title Defect Notice, Escrow Agent amends the Preliminary Report by adding a new exception thereto, the surveyor modifies the Survey (other than with respect to displaying the areas specified in the Wetlands Inventory, unless such display results in the addition of a new title exception in the Preliminary Report) or new filings appear in an updated Uniform Commercial Code search, Purchaser shall be entitled to give a Title Defect Notice to such exception within five (5) calendar days after receipt of the amendment, a copy of any instrument(s) referred to therein and an updated Survey (if necessary to show the location of the referenced item) to reflect the matter disclosed by the amendment are received by Purchaser. Any matters not referenced in a timely Title Defect Notice shall be deemed approved by Purchaser.

Page 19 - PURCHASE AND SALE AGREEMENT

7.03 CURING AND REMOVAL OF TITLE OBJECTIONS.

     Seller shall, within five (5) Business Days after receipt of a Title Defect Notice, do one of the following:

     (a) Seller may notify Purchaser that Seller cannot or will not attempt to remove or otherwise cure the objection set forth in the Title Defect Notice. If Seller so notifies Purchaser, Purchaser shall, on or before the third (3rd) Business Day after Seller's notice is received, by giving notice to Seller, do one of the following:

          (i) elect to proceed with the Closing, in which event such objections shall be conclusively presumed thereafter to be waived by Purchaser and the Closing shall occur without any credit against the Purchase Price on account thereof; or

          (ii) elect to terminate this Agreement, in which event Purchaser shall be entitled to the immediate return of the Deposit and all interest earned thereon and, except as expressly provided otherwise in this Agreement, this Agreement shall be of no further force and effect and the parties shall have no further rights, obligations or liabilities hereunder; or

     (b) Seller may notify Purchaser that Seller will attempt to remove or cure the objections. If, after giving notice to Purchaser in accordance with this clause (b), Seller is not able to remove or cure the objections, Seller shall so notify Purchaser and Purchaser shall have the right to make an election as if Seller had given notice in accordance with clause (a) above. If Purchaser gives a termination notice pursuant to Section 7.03(a)(ii), even after the First Contingency Period, those provisions regarding return of the Deposit and termination of the Agreement in Section 7.03(a)(ii) shall control over any other provision of this Agreement that provides that the Deposit is not refundable after expiration of the First Contingency Period.

7.04 PROCESS AND SPECIFIC EXCEPTIONS.

     (a) If Seller fails to give timely notice under either clause 7.03(a) or 7.03(b) above, Seller shall be deemed to have made the election under clause 7.03(a) and Purchaser shall have the right to elect to proceed or to terminate pursuant to Section 7.03(a)(i) or 7.03(a)(ii) above.

     (b) If Purchaser does not give notice of Purchaser's election to terminate under Section 7.03(a)(ii) above, Purchaser shall be conclusively presumed to have agreed to accept title subject to the matters objected to in the Title Defect Notice, and the Closing shall occur without any credit against the Purchase Price, subject to Purchaser's right to terminate this Agreement in accordance with the other provisions of this Agreement.

     (c) Notwithstanding anything to the contrary contained herein, Seller agrees to satisfy, release and cure any objections set forth in a Title Defect Notice with respect to any mortgages, deeds of trust, judgment liens, mechanics' or materialmen's liens, security interests, pledges, delinquent taxes or assessments or other monetary encumbrances (i.e., a current monetary charge upon the Real Property) that encumber the Real Property, the Personal Property and/or

Page 20 - PURCHASE AND SALE AGREEMENT
the Software other than the Permitted Exceptions currently listed in Schedule 2 of Exhibit B and other than those that cover pre-Closing and post-Closing periods and are prorated at Closing.

                                  ARTICLE VIII

                                     CLOSING

8.01 TIME AND PLACE OF CLOSING.

     (a) The date of Closing shall be October 31, 2002. Seller may, in its sole and absolute discretion, however, upon prior written notice ("Acceleration Notice"), given at any time prior to 5:00 p.m. on August 15, 2002, require Purchaser to close the purchase at an earlier date following satisfaction or waiver of all conditions to Closing, but in no event later than August 30, 2002. The date upon which Closing occurs, whether October 31, 2002, or an earlier date based upon an Acceleration Notice, is hereinafter referred to as the "Closing Date."

     (b) Should Seller give an Acceleration Notice, Seller acknowledges that Purchaser will incur Reimbursable Expenses between the Closing Date and October 31, 2002. Reimbursement of Reimbursable Expenses between the Closing Date and October 31, 2002, shall remain Seller's obligation, subject to the following: such Reimbursable Expenses are estimated to be $3.5 million during the period between August 30, 2002, and October 31, 2002. Seller's reimbursement obligation will be funded solely from the Escrow Fund. Seller shall have no obligation or responsibility to (i) directly fund any of the Reimbursable Expenses, (ii) to reimburse Purchaser for any Reimbursable Expenses other than from funds in the Escrow Fund, or (iii) increase to Escrow Fund. Any funds not withdrawn by Purchaser from Escrow Fund to cover Reimbursable Expenses shall be disbursed to Seller within the time period set forth in the Escrow Agreement.

     (c) The Closing shall take place on the Closing Date through Escrow at the offices of Purchaser's counsel, Preston Gates & Ellis LLP, 222 SW Columbia Street, Portland, Oregon 97201.

8.02 PURCHASE PRICE ALLOCATION.

     After Closing, Purchaser shall submit to Seller a statement setting forth an allocation of the Purchase Price among the Real Property, the Building, the Improvements, the Personal Property and the Software. Unless the statement of allocation is manifestly unreasonable, then the parties shall accept such statement for the purpose of reporting this transaction to the Internal Revenue Service and any other Governmental Entities to whom such reporting is required. The provisions of this Section 8.02 shall survive Closing.

Page 21 - PURCHASE AND SALE AGREEMENT

8.03 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS.

     Purchaser's obligations to consummate the transactions contemplated by this Agreement shall be subject to satisfaction, on or before the Closing Date, of each of the following conditions precedent, any one or more of which may be waived by Purchaser:

     (a) all of the representations and warranties of Seller contained in
Section 9.01 of this Agreement shall be true and correct in all material respects, on and as of the Closing Date, as though republished and remade, on and as of the Closing Date;

     (b) Seller shall have performed in all material respects all of its obligations contained in this Agreement to be performed on or before the Closing Date;

     (c) this Agreement shall not have been terminated previously in accordance with its terms;

     (d) the conditions in Section 6.06(c) shall have been met and satisfied;
and

     (e) Escrow Agent shall issue or be committed to issue the Purchaser's Title Insurance effective as of the time of Closing.

8.04 CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.

     Seller's obligations to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions precedent, any one or more of which may be waived by Seller:

     (a) all of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though republished and remade as of the Closing Date;

     (b) Purchaser shall have performed in all material respects all of its obligations contained in this Agreement to be performed on or before the Closing Date;

     (c) the conditions in Section 6.06(c) shall have been met and satisfied;

     (d) this Agreement shall not have been terminated previously in accordance with its terms; and

     (e) Escrow Agent shall issue or be committed to issue the Seller's Title Insurance, effective as of the time of Closing.

8.05 SELLER'S CLOSING DELIVERIES.

     On the Closing Date and in addition to any other documents or instruments required to be delivered by Seller under this Agreement, Seller shall deliver or cause to be delivered to Escrow Agent, the following, duly and validly executed, attested, notarized and acknowledged, as appropriate:

Page 22 - PURCHASE AND SALE AGREEMENT

     (a) the Deed;

     (b) the Bill of Sale, Transfer License Agreement and any other necessary documents of transfer and assignment;

     (c) an affidavit of Seller stating Seller's U.S. taxpayer identification number and that Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended;

     (d) such affidavits based on the Knowledge of Seller and indemnities based on the Knowledge of Seller to the Escrow Agent relating to mechanics' liens, parties in possession and other owner's title insurance matters as Escrow Agent may reasonably require and as are customarily provided by a seller in Portland, Oregon;

     (e) appropriate documentation of Seller's corporate authority to complete the transactions contemplated hereby;

     (f) all keys and other access devices (including codes and pass cards) to the Building appropriately tagged for identification;

     (g) a certificate of good standing for Seller from the State of California and a Certificate of Existence as a foreign corporation for Seller from the Oregon Secretary of State (both dated no sooner than five [5] days prior to the Closing Date);

     (h) a personal property tax return for the tangible Personal Property with evidence of the payment of the tax indicated by the tax return covering the 2001-2002 personal property tax year;

     (i) the Guaranty and appropriate documentation or certification of the guarantor's corporate authority to execute and deliver the Guaranty, together with a legal opinion from General Counsel for Guarantor, in form and substance reasonably satisfactory to Purchaser, containing the primary opinion set forth on Exhibit G, attached hereto and by reference incorporated herein, although such opinion may contain customary assumptions and qualifications, and

     (j) the noise easement, to the extent not previously recorded, as described in Section 13.06.

8.06 PURCHASER'S CLOSING DELIVERIES.

     On the Closing Date and in addition to any other documents or instruments required to be delivered by Purchaser under this Agreement, Purchaser shall deliver or cause to be delivered to Escrow Agent the following, duly and validly executed, attested, notarized and acknowledged, as appropriate:

Page 23 - PURCHASE AND SALE AGREEMENT

     (a) the Purchase Price, plus or minus prorations and adjustments as provided in Section 8.08 below and fees and closing costs as provided in Section
8.09 below, payable in the manner prescribed in Section 4.01 above;

     (b) the Bill of Sale, Transfer License Agreement and any other necessary documents of transfer and assignment; and

     (c) appropriate documentation of Purchaser's corporate authority to complete the transactions contemplated hereby.

8.07 JOINT DELIVERIES.

     On the Closing Date, the parties hereto will jointly execute (and attest, acknowledge and notarize as appropriate) and deliver to Escrow Agent the following:

     (a) Escrow instructions in a form reasonably acceptable to Escrow Agent and not inconsistent with the terms of this Agreement and if required, as a result of Seller's delivery of an Acceleration Notice, then the Escrow Agreement;

     (b) their respective closing and settlement statements; and

     (c) any other documents and instruments that are reasonably necessary to consummate the transactions contemplated by this Agreement, provided that such documents and instruments are consistent with the parties' intent as expressed in this Agreement.

8.08 PRORATIONS AND ADJUSTMENTS.

     The following items shall be prorated and adjusted between the parties on the Proration Date in the following manner:

     (a) REAL ESTATE TAXES. All city, county and state AD VALOREM property taxes or assessments affecting the Real Property for the 2002--2003 real property tax year shall be prorated between Purchaser and Seller, as of the Proration Date, based on the 2001--2002 tax bill. When the taxes for the Real Property are certified in September or October of 2002, then a recalculation of the proration shall occur, if necessary, and any adjustment shall be made and paid within ten
(10) days thereafter.

     (b) PERSONAL PROPERTY TAXES. All personal property taxes affecting the Personal Property for the 2002-2003 personal property tax year, if any, shall be prorated between Purchaser and Seller as of the Proration Date. When the taxes for the Personal Property are certified in September or October of 2002, then a recalculation of the proration shall occur, if necessary, and adjustment shall be made and paid within ten (10) days thereafter.

Page 24 - PURCHASE AND SALE AGREEMENT

     (c) UTILITY DEPOSITS. Seller shall receive a credit from Purchaser in the amount of any Utility Deposits, which Deposits shall be assigned to and become the property of Purchaser at Closing.

     (d) UTILITY PAYMENTS. All utility charges levied or assessed against the Real Property and all rents and charges under the Utility Agreements (if any) shall be prorated between Seller and Purchaser as of the Proration Date. Seller shall use reasonable efforts to cause each utility meter to be read by the appropriate utility company immediately before the Proration Date. If and to the extent it cannot do so, utility charges shall be initially prorated as of the Proration Date based upon a per diem rate determined based upon the charges for the month immediately preceding the month during which the Closing occurs and shall be finally reprorated as soon after the Closing Date as Seller and Purchaser can obtain said readings, after which Seller or Purchaser as the case may be, shall promptly deliver to the other any amount owing as a result of said reproration.

     (e) PERMITS AND SOFTWARE. All annual fees and charges (including maintenance charges) for Permits and Software (if any) shall be prorated between Seller and Purchaser as of the Proration Date.

     (f) OTHER PRORATIONS AND ADJUSTMENTS. The parties are not currently aware of any other costs or expenses that must be adjusted between them on the Proration Date, and if any such costs or expenses arise or become known to them on or before the Closing Date, they shall be equitably adjusted between the parties in accordance with customary practice in the City of Portland, Oregon.

     The provisions of this Section 8.08 shall survive the Closing.

8.09 FEES AND CLOSING COSTS.

     (a) Escrow fees shall be borne equally by the parties.

     (b) Purchaser shall pay for recording the Deed (and if applicable, the deed to the City of Gresham pursuant to Section 1.05[c]) and the memorandum to be recorded pursuant to Section 1.05(d). Purchaser shall pay for the recording of the noise easement pursuant to Section 13.06, and such other documents delivered to, by or on behalf of Purchaser at the Closing as shall be recorded in connection with this transaction.

     (c) Seller and Purchaser shall each pay such other closing costs as are customarily paid by each such party in the City of Portland, Oregon.

     (d) Seller shall pay the portion of premium applicable for a standard coverage title insurance policy for the Purchaser's Title Insurance in the amount of Thirty Million and No/100 Dollars ($30,000,000.00) and shall pay the premium for the Seller's Title Insurance. The additional premium for the extended coverage portion of the Purchaser's Title Insurance and the cost of any endorsements requested by Purchaser shall be paid by Purchaser although the cost to obtain the Survey to support extended coverage shall be paid by Seller.

Page 25 - PURCHASE AND SALE AGREEMENT

     (e) Each party shall pay the fees for its own counsel and other consultants retained in connection with the purchase and sale of the Gresham Manufacturing Division Facility except that Seller shall pay for the Survey, the Environmental Assessment and the Wetlands Inventory, to the extent provided herein.

     (f) If not sooner paid, at Closing, Seller shall pay to Purchaser the Sixty Thousand and No/100 Dollars ($60,000.00) required pursuant to Section 6.01(b).

                                   ARTICLE IX

                         REPRESENTATIONS AND WARRANTIES

9.01 REPRESENTATIONS AND WARRANTIES OF SELLER.

     Subject to any matters disclosed in Schedule 9.01 or in any other sub-schedule identified below, Seller hereby makes the following representations and warranties to Purchaser in connection with the sale of the Gresham Manufacturing Division Facility and the transactions contemplated by this Agreement with the understanding that said representations and warranties constitute a material inducement to and are being relied upon by Purchaser:

     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of California and is in valid existence as a foreign corporation in the state of Oregon. This Agreement has been duly and validly authorized, executed and delivered by Seller. Seller has requisite corporate authorization to complete the transactions contemplated by this Agreement.

     (b) To the Knowledge of Seller, there are no Hazardous Substances in, on, over or under the Real Property, except (i) as disclosed in the Environmental Assessment, (ii) as disclosed in the due diligence materials provided to Purchaser, (iii) as may be contained in the Tool Set in the historic and ordinary course of business, or (iv) as may be contained in the Gresham Manufacturing Division Facility in accordance with Seller's standard operating procedures. There are no Legal Notices received by Seller relating to outstanding violations for noncompliance with any existing Environmental Laws relating to the Real Property, except as set forth in Schedule 9.01(B). The term "Hazardous Substances" shall mean any chemical, substance, waste, material or gas that is deemed hazardous, toxic, a pollutant or a contaminant under any "Environmental Laws" (as hereinafter defined), or that has been shown to have significant adverse effects on human health or the environment. "Hazardous Substances" shall include, without limitation, petroleum and petroleum products, asbestos, chlorofluorocarbons, radon gas and polychlorinated biphenyls. The term "Environmental Laws" shall mean all statutes and ordinances, relating to pollution or protection of human health or the environment, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Substances or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

Page 26 - PURCHASE AND SALE AGREEMENT

     (c) Except as disclosed in Schedule 9.01(C), as of November 29, 2001 (the date Seller announced its decision to close the Gresham Manufacturing Division Facility), the wafer manufacturing tools within the Tool Set had been installed and were either qualified for production or in earlier stages of such qualification process in accordance with Fujitsu's or FASL's worldwide qualification procedures for installing tools in their respective wafer fabrication facilities.

     (d) There is no litigation or proceeding (including any condemnation actions or enforcement actions) pending or, to the Knowledge of Seller, threatened with regard to the Gresham Manufacturing Division Facility except as disclosed in Schedule 9.01(D).

     (e) Seller owns all of the tangible assets included in the Personal Property at the Gresham Manufacturing Division Facility free of any security interests and has the right to transfer ownership of the same to Purchaser.

     (f) Seller has the right to transfer to Purchaser, subject to obtaining any necessary consents and payment by Purchaser of any applicable transfer fees, all of the Third Party Software as used for its present uses, and to grant to Purchaser a perpetual and royalty-free license in the Seller Software.

     (g) To the Knowledge of Seller, the Seller Software does not now infringe upon any copyright, trademark, patent, mask works, trade secrets, or any other proprietary right held by any third party.

     (h) Seller has received no Legal Notices asserting that the Real
Property is not in compliance with all applicable building, zoning, subdivision, and other land use laws, including the Americans with Disabilities Act of 1990, as amended.

     (i) Seller has not received any Legal Notice threatening a suspension, revocation, modification or cancellation of any Permit.

     Seller may present one comprehensive update to the Schedules set forth in this Section 9.01 on or before 5:00 p.m. on the day that is fourteen (14) days prior to the end of the First Contingency Period, (and a failure to do so in a timely manner shall be deemed a waiver of such right) and such update shall be deemed to modify such Schedules. Purchaser will evaluate such updated Schedules in considering whether to purchase the Gresham Manufacturing Division Facility and whether to give a Purchaser's Termination Notice at the end of the First Contingency Period.

     Except for claims based upon Fraud or claims based on the Fundamental Warranties, which shall survive for the applicable statute of limitations, the representations and warranties set forth in this Section 9.01 shall survive the Closing for a period of one (1) year after the Closing Date. Except as set forth in the preceding sentence, any claim by Purchaser that Seller has breached any of its representations or warranties shall be barred and deemed extinguished if written notice of the claim is not given by Purchaser to Seller within one (1) year after the Closing Date.

Page 27 - PURCHASE AND SALE AGREEMENT

9.02 REPRESENTATIONS AND WARRANTIES OF PURCHASER.

     Purchaser hereby represents and warrants to Seller, with the understanding that said representations and warranties constitute a material inducement to and are being relied upon by Seller, as follows:

     (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. This Agreement has been duly and validly authorized, executed and delivered by Purchaser. Purchaser has all requisite corporate authorization to complete the transactions contemplated by this Agreement.

     (b) Purchaser has all available funds to close this purchase transaction.

     Except for claims based upon Fraud, which shall survive for the applicable statute of limitations, the representations and warranties set forth in this
Section 9.02 shall survive the Closing for a period of one (1) year after the Closing Date. Except as set forth in the preceding sentence, any claim by Seller that Purchaser has breached any of its representations or warranties shall be barred and deemed extinguished if written notice of the claim is not given by Seller to Purchaser within one (1) year after the Closing Date.

9.03 AS-IS SALE.

     The agreement of Purchaser to purchase the Gresham Manufacturing Division Facility on a "AS IS WITH ALL FAULTS" basis, as set forth below, is subject to the following exceptions: any claim of Purchaser against Seller based on (i) Fraud, (ii) a breach of the representations and warranties in Section 9.01 of this Agreement, and/or (iii) a breach of, or default under, any of the provisions of this Agreement or any Other Transaction Documents:

     (a) Purchaser specifically acknowledges and agrees that Seller is selling and Purchaser is purchasing the Gresham Manufacturing Division Facility on an "AS IS WITH ALL FAULTS" basis and that Purchaser is not relying on any other representations or warranties of any kind whatsoever, express or implied, from Seller, its employees, directors, officers, agents, consultants, attorneys, contractors and brokers as to any matters concerning the Gresham Manufacturing Division Facility including, without limitation, any information contained in any report, plan, or other information given by Seller to Purchaser with respect to the Gresham Manufacturing Division Facility. Purchaser is relying solely on its own investigation of the Gresham Manufacturing Division Facility and not on any information provided or to be provided by Seller. Purchaser further acknowledges and agrees that any information provided or to be provided with respect to the Gresham Manufacturing Division Facility will be obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information. Purchaser acknowledges that Purchaser shall ascertain for itself the value and condition of the Gresham Manufacturing Division Facility. Seller shall not be responsible for any failure to investigate the Gresham Manufacturing Division Facility on the part of Seller or any third party.

Page 28 - PURCHASE AND SALE AGREEMENT

     (b) As part of Purchaser's agreement to purchase the Gresham Manufacturing Division Facility "AS IS WITH ALL FAULTS," and not as a limitation on such agreement, Purchaser hereby unconditionally and irrevocably waives any and all actual or potential rights that Purchaser might have regarding any other form of representation or warranty, express or implied, of any kind or type, relating to the Gresham Manufacturing Division Facility. Such waiver is absolute, complete, total and unlimited in every way.

     (c) Without in any way limiting the generality of the preceding paragraphs, in entering into this Agreement and purchasing the Gresham Manufacturing Division Facility, Purchaser hereby acknowledges that Seller, its employees, directors, officers, agents, consultants, contractors and brokers have not made, do not hereby make and will not hereafter be deemed to have made, any other representations or warranties or guarantees, whether express or implied, to Purchaser, with respect to this transaction, the Gresham Manufacturing Division Facility or the condition thereof, including without limitation:

          (i) the quality, nature, adequacy and condition of the Gresham Manufacturing Division Facility, including, but not limited to, the electrical, mechanical, HVAC, plumbing, sewage, utility systems, structural elements, foundation, roof, appurtenances, access, landscaping and parking facilities;

          (ii) the quality, nature, adequacy and physical condition of soils, geology and groundwater;

          (iii) the existence, quality, nature, adequacy and physical condition of utilities servicing the Gresham Manufacturing Division Facility;

          (iv) the development potential of the Gresham Manufacturing Division Facility and the Gresham Manufacturing Division Facility's use, habitability, merchantability, fitness, suitability and value;

          (v) the zoning of the Real Property or any other public or private restrictions on use of the Real Property, including without limitation, the location of applicable flood plains;

          (vi) the compliance of the Gresham Manufacturing Division Facility or its operation with any applicable codes, laws and restrictions of any governmental or quasi-Governmental Entity or of any other person or entity, including without limitation any Environmental Law;

          (vii) the presence of Hazardous Substances on, under, in, or about the Gresham Manufacturing Division Facility;

          (viii) the existence, status, restrictions and transferability of the Permits;

          (ix) the operational characteristics, capacities, and physical or operating condition of the Gresham Manufacturing Division Facility;

Page 29 - PURCHASE AND SALE AGREEMENT

          (x) the operating records of the Gresham Manufacturing Division Facility;

          (xi) any governmental permits or approvals obtained or required to be obtained in connection with Purchaser's use of the Gresham Manufacturing Division Facility;

          (xii) the accuracy or completeness of any information, documents, data, plans, surveys, studies or reports provided to Purchaser respecting the Gresham Manufacturing Division Facility, whether in written, oral, electronic or any other format, and whether prepared by Seller or others; or

          (xiii) any other matter with respect to the Gresham Manufacturing Division Facility.

The provisions of this Section 9.03 shall survive Closing or any termination of this Agreement for any reason.

                                    ARTICLE X

                              DEFAULTS AND REMEDIES

10.01 PURCHASER'S DEFAULTS AND SELLER'S REMEDIES.

     (a) PURCHASER'S DEFAULTS. It shall be a default by Purchaser under this Agreement (a "PURCHASER'S DEFAULT") if any one or more of the following shall occur:

          (i) Unless this Agreement is sooner terminated by Purchaser, as permitted in this Agreement, if Purchaser fails to (x) pay the Purchase Price on the Closing Date, or (y) perform its other agreements contained in this Agreement and such failure under this clause (a) shall continue for ten (10) Business Days after Seller gives Purchaser notice of such failure, but in any event not beyond the Closing Date; or

          (ii) any representation or warranty of Purchaser contained in this Agreement shall prove to have been materially false, incorrect or incomplete when made.

     (b) SELLER'S REMEDIES FOR PURCHASER'S DEFAULT. If Purchaser fails to close this transaction when Purchaser is required to do so, Seller shall have the right, as its sole and exclusive remedy, to immediately receive the Deposit and all interest earned thereon as liquidated damages, in which case this Agreement shall be deemed terminated and, except as expressly provided otherwise herein, this Agreement shall be of no further force and effect and neither Purchaser nor Seller shall have any further rights, obligations or liabilities hereunder. If Purchaser fails, without legal excuse, to complete the purchase of the Gresham Manufacturing Division Facility, the Deposit made by Purchaser and all interest thereon shall be forfeited to Seller as the sole and exclusive remedy available to Seller for such failure. In the event the close of escrow and the consummation of the transaction herein contemplated do not occur by reason of any Purchaser Default, Purchaser and Seller agree that it would be impractical and extremely difficult to estimate the damages that Seller may suffer. Therefore, Purchaser and Seller agree that a reasonable estimate of the total

Page 30 - PURCHASE AND SALE AGREEMENT
net detriment that Seller would suffer in the event of a Purchaser Default and fails to complete the purchase of the Gresham Manufacturing Division Facility is and shall be an amount equal to the Deposit and interest thereon. This amount shall be the full, agreed, and liquidated damages for Purchaser's failure to close by Purchaser. The payment of this amount as liquidated damages is not intended as a forfeiture or penalty, but is intended to constitute liquidated damages to Seller. This liquidated damages remedy is Seller's sole remedy for Purchaser's failure to close, except for (i) Seller's right to enforce the NDA,
(ii) Seller's right to enforce Purchaser's obligations as set forth in Sections
6.01 and 6.02 and Seller's right to enforce Purchaser's obligation to deliver documents and reports to Seller pursuant to any other provisions of this Agreement, (iii) Seller's right to require Purchaser to return the due diligence documents as set forth in Section 5.02, and (iv) Seller rights under Section 12.01.

10.02 SELLER'S DEFAULT AND PURCHASER'S REMEDIES.

     (a) SELLER'S DEFAULTS. It shall be a default by Seller under this Agreement (a "SELLER'S DEFAULT") if either or both of the following shall occur:

          (i) Unless this Agreement is sooner terminated, as permitted in this Agreement, if Seller fails to perform its agreements contained in this Agreement and such failure under this clause (a) shall continue for ten (10) Business Days after Purchaser gives Seller notice of such failure, but, in any event, not beyond the Closing Date; or

          (ii) any representation or warranty of Seller contained in this Agreement shall prove to have been materially false, incorrect or incomplete when made, subject to Seller's one-time right to update its disclosure Schedules as provided in Section 9.01.

     (b) PURCHASER'S REMEDIES FOR SELLER'S DEFAULT. If a Seller's Default occurs, then, following the expiration of the cure or grace period, if any (and assuming Seller has not cured such Seller Default within such period), provided in subsection (a) above, Purchaser shall have the right to pursue one of the following remedies: (i) terminate this Agreement by giving notice thereof to Seller, in which event Purchaser shall be entitled to the immediate return of the Deposit and all interest earned thereon and shall be entitled to recover as exclusive damages Purchaser's reasonable costs and expenses incurred in conducting its due diligence investigation of the Gresham Manufacturing Division Facility; (ii) seek specific performance of Seller's obligations under this Agreement, including (A) any incidental damages and (B) consequential damages if Seller failed to close other than based upon a good faith dispute, or (iii) terminate this Agreement by giving notice thereof to Seller, receiving immediate return of the Deposit and all interest earned and pursuing a damage claim (beyond return of the Deposit and interest) for the breach provided that the damage claim may not exceed, unless based upon Fraud or a breach of the Fundamental Warranties, an additional amount equal to the Deposit plus prevailing party attorneys' fees and costs in the litigation.

Page 31 - PURCHASE AND SALE AGREEMENT

10.03 SURVIVAL.

     In addition to other provisions that expressly survive Closing, the provisions of this Article X shall survive Closing.

                                   ARTICLE XI

                        CONDITION/DAMAGE AND DESTRUCTION

11.01 EMINENT DOMAIN AND CONDEMNATION.

     (a) If, at any time prior to Closing, a material portion of the Real Property (which is defined to mean such portion of the Real Property that will substantially interfere with Purchaser's use thereof or any portion of the Building or Equipment) is taken or condemned or becomes the subject of any eminent domain or condemnation proceeding, or if Seller receives notice from any Governmental Entity with the right to exercise the power of eminent domain that it desires or intends to take a material portion of the Real Property (as defined above), then Seller shall so notify Purchaser and Purchaser may, at its sole discretion, elect by notice to Seller before the Closing Date, as its sole and exclusive remedy, either to (i) terminate this Agreement, in which event Purchaser shall be entitled to the immediate return of the Deposit and all interest earned thereon and, except as expressly provided otherwise herein, this Agreement shall be of no further force and effect and the parties shall have no further rights, obligations or liabilities hereunder; or (ii) accept the Real Property subject to such condemnation proceeding or in the condition in which it is left following such condemnation or taking and receive either the full amount of the condemnation award that Seller has received for the Real Property or, if Seller has not received such award on or before the Closing Date, accept an assignment from Seller, in form and content reasonably acceptable to Seller and Purchaser, of Seller's rights to such award.

     (b) If, at any time prior to Closing, less than a material portion of the Real Property (as defined in Section 11.01[a]) is taken or condemned or becomes the subject of any eminent domain or condemnation proceeding or if Seller receives notice from any governmental entity with the right to exercise the power of eminent domain that it desires or intends to take less than a material portion of the Real Property), then Seller shall so notify Purchaser and Purchaser agrees to accept the Real Property subject to such condemnation proceeding or in the condition in which it is left following such condemnation or taking and receive either the full amount of the condemnation award that Seller has received for the Real Property or, if Seller has not received said award on or before the Closing Date, accept an assignment from Seller, in form and content reasonably acceptable to Purchaser, of Seller's rights to such award.

11.02 DAMAGE AND DESTRUCTION.

     If, at any time prior to Closing, all or any portion of the Building, Personal Property, or Software is wholly or partially damaged or destroyed as a result of fire or other casualty not caused by Purchaser, its agents, contractors, representatives, consultants or employees, and if such damage or destruction cannot be repaired prior to Closing in full compliance with all applicable laws (including Environmental Laws) and otherwise in a manner

Page 32 - PURCHASE AND SALE AGREEMENT
acceptable to Purchaser, then Purchaser may give notice to Seller terminating this Agreement within fifteen (15) Business Days of the later of (a) the date Seller notifies Purchaser in writing of such casualty, or (ii) Purchaser learns of such casualty. In the event of such termination, Purchaser shall have the right, as its sole and exclusive remedy, to receive the Deposit and all interest earned thereon and, except as expressly provided herein, this Agreement shall be of no further force and effect, and the parties shall have no rights, obligations and liabilities hereunder. If Purchaser does not terminate this Agreement pursuant to this Section 11.02, then the Closing shall take place, and at Closing, Seller will assign insurance proceeds up to the amount of the Purchase Price less amounts used towards restoration that Seller has completed. At the Closing, Seller shall also pay Purchaser the amount of the deductible under any insurance policy that covers the damage. In no event shall Seller be obligated to undertake any restoration.

                                   ARTICLE XII

                               BROKER AND ADVISOR

     Purchaser and Seller acknowledge that no broker has acted as an intermediary in connection with the transactions contemplated by this Agreement except for Seller's Broker. Seller shall pay the commission due to Seller's Broker and any fees due Seller's Advisors. Seller and Purchaser each hereby represents and warrants to the other that it has not dealt with any other broker, advisor, finder or other intermediary in connection with the transactions contemplated hereby and that no other such fees or commissions are due or payable by it to any other third party by reason of any of the said transactions. Seller and Purchaser each agrees further to indemnify, defend and hold the other harmless of, from and against any and all costs, losses, claims, damages, liabilities, expenses and other obligations (including, without limitation, reasonable attorneys' fees and costs) arising from or in connection with or otherwise resulting from a breach of their respective representations and warranties contained in this Section 12.01 or any claim by any broker, advisor, finder, intermediary or other third party claiming to have been employed by or at the direction of the indemnifying party. The provisions of this Section 12.01 shall survive the Closing.

                                  ARTICLE XIII

                        OPERATING COVENANT AND POSSESSION

13.01 OPERATION OF GRESHAM MANUFACTURING DIVISION FACILITY.

     Until the Closing Date, Seller agrees to operate and maintain the Gresham Manufacturing Division Facility in the condition and in the manner as it is operated and maintained as of the Effective Date, ordinary wear and tear excepted (and except as provided in Article XI) including but not limited to the following:

     (a) Seller shall keep its certificate(s) of occupancy for the Building and all other Permits, Software and/or Utility Agreements in full force and effect until the Closing Date. Section (C) of Schedule 1.02(C) lists Seller's agreement with IGI Resources, Inc. ("IGI Agreement"). The transportation component of the IGI Agreement currently expires October 1, 2002, and the supply component

Page 33 - PURCHASE AND SALE AGREEMENT
currently expires January 31, 2003. Seller shall use best efforts to cause IGI Resources, Inc. to agree to extension of the transportation component through January 31, 2003, terminable between October 1, 2002, and January 31, 2003, upon 30 days' notice by the holder of the IGI Agreement, without payment of a premium or penalty payable by the holder of the IGI Agreement. The month-to-month extension of the IGI Agreement shall be a contingency to be satisfied or waived during the First Contingency Period under Section 6.08(a). If Purchaser desires to continue service under the IGI Agreement after Closing, Purchaser will assume the IGI Agreement at Closing. Regarding the other agreements listed in Schedule 1.02(C) that indicate Purchaser desires to have extended on a month-to-month basis, Seller shall use Seller's best efforts, at no additional expense to Seller, to obtain a month-to-month extension (terminable upon thirty [30] days' advanced written notice), which Purchaser shall assume on a month-to-month basis, at Closing, if such extensions are obtained. The failure of Seller to obtain one or more of those month-to-month extensions shall not be a condition of Closing. Seller shall also keep the contracts identified as the BOC Edwards Contracts in the first two rows of Section C on Schedule 1.02(C) (hereinafter the "BOC Contract") in full force and effect after Closing until Purchaser notifies Seller of Purchaser's desire to have Seller cancel the BOC Contract, which notice shall be given no later than 120 days after the Closing, or if not so given, shall be deemed given on the 120th day, and Seller shall, unless Seller and Purchaser otherwise agree, thereafter terminate the BOC Contract. During the period after Closing in which the BOC Contract is in effect and until thirty (30) days after Purchaser gives notice to Seller of Purchaser's desire that Seller terminate the BOC Contract, Purchaser shall reimburse Seller (within five [5] Business Days of written demand) for the monthly charges under the BOC Contract attributable to the Gresham Manufacturing Division Facility. Seller shall retain sole responsibility and liability for any and all costs associated with the eventual termination of the BOC Contract. This Section 13.01(a) shall survive Closing.

     (b) Seller shall maintain the Real Property, including all of the Improvements, in substantially the same condition as of the Effective Date, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements or erect new improvements on the Real Property or any portion thereof without the prior written consent of Purchaser.

     (c) Seller shall continue to preserve the Equipment either in substantial accordance with (i) the recommendations of the manufacturers of the Equipment, or (ii) Seller's standard decommissioning procedures and shall not remove or modify the Equipment (other than such modifications as are necessary to keep the Equipment in such condition under the above standard) except as provided in
Section 6.05.

13.02 POSSESSION.

     Purchaser shall be entitled to possession on the Closing Date, subject to the rights of the holders of the Permitted Exceptions.

13.03 EMPLOYEES.

     Seller shall terminate or relocate all of its employees at the Gresham Manufacturing Division Facility prior to the Closing Date and shall be solely responsible for any employment loss (as defined in the Workers Adjustment and

Page 33 - PURCHASE AND SALE AGREEMENT

Retraining Notification Act, 29 USC. Sections 2101-2109, hereinafter the "WARN Act"). Seller shall indemnify and defend Purchaser for, from and against, and agree to hold Purchaser harmless from any and all claims, losses, damages and expenses (including reasonable attorneys' fees) and other liabilities and obligations incurred or suffered as a result of any claim by any of Seller's employees that arises under federal, state or local statute (including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, the WARN Act, ERISA and all other statutes regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Seller and the employees, arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) on or before the Closing. The foregoing indemnity obligation of Seller contained in this Section 13.03 shall survive the Closing or sooner termination of this Agreement.

13.04 POST-CLOSING STORAGE, MAINTENANCE AND REMOVAL.

     Seller shall be permitted to store, maintain and remove the Excluded Assets at the Gresham Manufacturing Division Facility during the Post-Closing Period, free of charge. Such storage, maintenance and removal shall occur in accordance with the following standards ("Standards"): (i) Seller shall carry liability insurance for the benefit of Purchaser (in amounts specified by Purchaser but consistent with its standard policies), (ii) Seller shall access the Gresham Manufacturing Division Facility in a manner that avoids interference with Purchaser's business operations, (iii) Seller shall promptly repair, at Seller's expense, any damage to the Gresham Manufacturing Division Facility arising from removal of the Excluded Assets during the Post-Closing Period, (iv) Seller shall coordinate such removal with Purchaser in advance of such removal, and (v) Seller's access shall be in full compliance with Purchaser's reasonable security and engineering provisions and the provisions of the NDA. The Excluded Assets being removed during the Post-Closing Period will be those referenced in items 2, 3 and 8 in Schedule 1.04 and in Schedule 1.04(A). During the First Contingency Period, the parties shall cooperate in good faith to develop further standards governing such storage, maintenance and removal, although the failure to agree on such additional standards shall not be deemed to be a breach of this Agreement by either party or a condition precedent to the Closing. The foregoing rights and obligations of Seller contained in this Section 13.04 shall survive the Closing and for a period of one (1) year after last day Seller was on the Real Property to effect such removal.

13.05 POST-CLOSING ASSISTANCE WITH SOFTWARE AND START-UP; USE OF TRAILER.

     During the Post-Closing Period and until December 31, 2002, Seller may use construction trailer (identified as E20) ("Trailer") the Trailer for purposes of establishing offices for its engineering and administrative personnel responsible for the storage, maintenance and removal activities described in
Section 13.04 and other administrative activities incidental to the wind-down of its activities at the Gresham Manufacturing Division Facility. During the Post-Closing Period and to the extent consistent with their activities for Seller under Section 13.04 and so long as they remain present at the Gresham Manufacturing Division Facility, Seller shall make its engineering personnel located in the Trailer available for consultation with Purchaser regarding their understanding of proper utilization of the Tool Set and the Building and

Page 35 - PURCHASE AND SALE AGREEMENT
associated facilities. Should such engineering staff be reassigned from the Gresham Manufacturing Division Facility by Seller prior to the end of the Post-Closing Period, Seller shall provide Purchaser with e-mail and telephonic contact information for such personnel who shall, to the extent consistent with their other duties for Seller or its parent company, respond by means of e-mail or telephonic communication on the proper utilization of the Tool Set and the Building and associated facilities during the remainder of the Post-Closing Period. Seller shall also provide Purchaser e-mail and telephonic contact information for the former information technology manager, who shall be available during the Post-Closing Period, consistent with such person's principal duties for Seller, to consult regarding utilization of the Software. During the time Seller's employees are using the Trailer, Seller shall bear sole responsibility for the expense of all power and communication utilities provided to the Trailer. The foregoing obligation of Purchaser contained in this Section
13.05 shall survive the Closing and for a period of one (1) year after the last day Seller occupies the Trailer.

13.06 NOISE EASEMENT.

     Seller owns the residential real property adjacent to the Gresham Manufacturing Division Facility and having an address of 201 SE 214th Avenue, Gresham, Oregon. Prior to the earlier of (a) sale of that property by Seller, or
(b) Closing, Seller agrees to record at its sole cost a noise easement against that property that runs with the land for the benefit of the Real Property in the form previously approved by Purchaser, such that the owners or occupants of that property may not assert a claim against Purchaser or the owner of the Gresham Manufacturing Division Facility for excessive noise or for nuisance arising out of noise generated by the Gresham Manufacturing Division Facility.

13.07 CHEMICALS AND SOLID WASTE REMOVAL.

     Prior to or during the Post-Closing Period, Seller shall (i) in full compliance with all Environmental Laws relating to the removal (including obtaining a temporary Resource Conservation and Recovery Act ["RCRA"] identification number for any post-Closing removal requiring a RCRA identification number), (ii) in a manner that avoids interference with Purchaser's business, and (iii) in full compliance with Purchaser's reasonable security and engineering provisions and the provisions of the NDA:

     (a) Remove all above ground solid waste (E.G., scrap metal, trash, obsolete equipment, vendor supplies, ET CETERA) from the "bone yard," which is the fenced area located behind the QUONSET hut (the "Bone Yard").

     (b) Remove and dispose of all RCRA designated waste and drums from the Building and Bone Yard in accordance with Seller's normal operating standards.

     (c) Remove all non-bulk, non-process chemicals from the Building and Bone Yard that would be required to be "lab packed," such as squirt bottles and open chemical containers, that Purchaser may designate for removal during the First Contingency Period.

Page 36 - PURCHASE AND SALE AGREEMENT

     (d) Remove all previously opened non-bulk process chemicals during the First Contingency Period.

     (e) Recycle all recyclable materials that have been sorted and set aside by Seller for such purpose.

     (f) Remove all Excluded Assets listed in items 2, 3 and 8 in Schedule 1.04 and in Schedule 1.04(A).

     (g) Remove all other tools and equipment in the Building that Purchaser may designate for removal during the First Contingency Period, provided that such tools or equipment meet all of the following standards: (i) are not on any of the Asset Schedules as being an asset being purchased by Purchaser, (ii) are readily removable without any damage to the Building or the facilities therein (I.E., are not fixtures or bulk equipment), and (iii) would require decontamination under the Environmental Laws prior to disposal.

     (h) Properly store and label all remaining chemicals in storage in the Building in accordance with Seller's normal operating standards.

Notwithstanding the foregoing, Seller need not take any of these actions with respect to any items or chemicals brought into the Building or the Bone Yard by Purchaser or Purchaser's agents, vendors or contractors. The foregoing obligations of Seller contained in this Section 13.07 shall survive the Closing or sooner termination of this Agreement and for a period of one (1) year after the last day Seller was on the Real Property to effect such removal.

13.08 ZONING VIOLATION AND OTHER GOVERNMENTAL COMPLIANCE.

     If required (I.E., if the Bone Yard is not cleared as specified in Section
13.07 prior to Closing), Seller agrees, prior to Closing, to provide a site-obstructing fence or fence covering mutually agreeable to the parties to comply with the Gresham Zoning Code (GMC Section .0330). Seller shall use its best efforts to provide Purchaser (both before and after Closing) with final documentation from the applicable Governmental Entity that any existing mitigation obligations and outstanding regulatory enforcement actions relating to the Real Property (including responses to current notices of violation or noncompliance) that are within the Knowledge of Seller, or have been identified to Seller by Purchaser during the Contingency Period, have been fully addressed, except for the current wetlands enforcement action (which is governed by Section 6.07). In addition, Seller shall defend and indemnify Purchaser with respect to any acts or omissions by or on behalf of Seller prior to Closing which become the subject of regulatory enforcement action in the forms of fines or penalties after Closing, relating to those instances listed in Schedule 9.01(B). The foregoing obligations of Seller contained in this Section 13.08 shall survive the Closing.

13.09 SELLER INDEMNITY DURING POST-CLOSING PERIOD.

     Seller agrees to defend, indemnify and save Purchaser, its employees, officers, directors, representatives, invitees and agents harmless from and against all claims, demands, liabilities, costs, losses, damages, suits,

Page 37 - PURCHASE AND SALE AGREEMENT
proceedings and other obligations (including, without limitation, reasonable attorneys' fees and costs) to the extent resulting from any negligent act or omission or intentional misconduct of Seller, its consultants, agents, contractors, representatives and employees, with respect to all post-Closing activities of Seller, its consultants, agents, contractors, representatives and employees on the Real Property. If any negligent act or omission or intentional misconduct involves parties other than Seller, its consultants, agents, contractors, representatives and employees, then Seller's labiality shall be limited to that portion of any damages or liability attributable solely to Seller's negligent act or omission or intentional misconduct. The foregoing indemnity obligation of Seller contained in this Section 13.09 shall survive for a period of one (1) year following the negligent act or omission or intentional misconduct.

13.10 REMOVAL OF BOC EQUIPMENT.

     One of the service contracts that Purchaser is not assuming is that certain On-Site Product Supply Agreement with The BOC Group, Inc. (the "BOC Contract"). To the extent that Purchaser determines, during the First Contingency Period, that it will not add the BOC Contract as one of the Permits that Purchaser will assume, then Purchaser agrees to permit Seller and BOC Group, Inc., to remove BOC Group, Inc.'s equipment as specified in the BOC Contract, but subject to the Standards. Unless the BOC Contract permits a longer period for removal, such removal shall be completed on or before the end of the Post-Closing Period. The foregoing provisions of this Section 13.10 shall survive the Closing and for a period of one (1) year thereafter.

13.11 REMEDIATION AGREEMENT.

     (a) Seller has undertaken, at it sole expense, an investigation of Hazardous Substances potentially associated with discarded drums, containers, pipes, and other debris (collectively referred to as "Debris") at locations within the "Debris Area" as shown on the map marked Exhibit H, attached hereto. Seller's consultants have opined that there is no release or threatened release of Hazardous Substances within the Debris Area that require any further investigation and that no cleanup of Hazardous Substances is necessary.

     (b) On or before Closing, the Seller shall remove and dispose of the exposed or partially exposed Debris from the Debris Area. Seller shall prepare a Work Plan for the removal, and Seller shall promptly provide and use best efforts to provide, not later than July 30, 2002, a copy of that Work Plan to Purchaser and to complete the removal before Closing. Within ten (10) days of the completion of the removal, Seller will provide Purchaser with a written closure report (the "Closure Report") that confirms the completion of the Work Plan, and which shall include all sampling and analytical results. Regardless of any other provisions in this or any other agreement, and after Closing, Purchaser can then treat both the Work Plan and the Closure Report generated in conjunction with the removal as a public document not subject to any confidentiality or disclosure restrictions. Regardless of any other provision in this or any other agreement, including but not limited to any confidentiality or disclosure restrictions, and prior to Closing, the Work Plan and the Closure Report may be disclosed by either party to the City of Gresham, or with the consent of the Seller, by the Purchaser to any other person.

Page 38 - PURCHASE AND SALE AGREEMENT

     (c) Seller will defend, using legal counsel reasonably acceptable to Purchaser, and indemnify Purchaser, its employees, officers, directors, representatives, invitees and agents harmless from and against all claims, demands, liabilities, costs, losses, damages, suits, proceedings and other obligations (including, without limitation, reasonable attorneys' fees and costs) (the "Claims") if all three of the following are true: (i) the Claims arise from the presence of Hazardous Substances or solid waste at the Debris Area as of the date of Closing; (ii) the Claims arise under Environmental Laws or common law trespass or nuisance, and (iii) the Purchaser takes title to Parcel 2 at Closing. The parties agree, that as to any cleanup pursuant to this
Section 13.11(c), the appropriate cleanup standard shall be either: (i) if DEQ accepts the cleanup into DEQ's Voluntary Cleanup Program, then Seller shall engage in that remediation directed by DEQ with completion being defined by a "No Further Action" ("NFA") determination that is not conditioned with deed restrictions, other than drinking water restrictions, from DEQ, or (ii) if an independent remediation, then cleanup consistent with applicable cleanup standards appropriate for use of the Property for residential purposes.

     (d) Seller agrees at Closing to cause its sister corporation, Fujitsu Microelectronics America, Inc., a California corporation, to unconditionally guarantee Seller's obligations under (i) Section 6.07 of this Agreement, (ii)
Article XIII of this Agreement, and (iii) any other Section or Sections of this Agreement that survive Closing, in accordance with the Affiliated Entity Guaranty (the "Guaranty") in the form marked Exhibit E, attached hereto.

     (e) The parties' respective rights and obligations under this Section 13.11 shall survive the Closing.

     (f) Seller may at any time satisfy its obligations under subsections (c) and/or (d) through one or more insurance policies that are mutually acceptable to Seller and Purchaser.

                                   ARTICLE XIV

                               GENERAL PROVISIONS

14.01 NOTICES.

     Except for the express verbal notice that is permitted pursuant to Section
6.01 above, all notices, demands, requests, consents, waivers, approvals and other communications shall be in writing and shall be deemed given when given by a party or its attorney and shall be effective upon actual receipt or refused delivery thereof during business hours, provided a receipt is obtained, or upon the earlier of receipt or the second (2nd) Business Day after posting by certified mail, return receipt requested, postage charges prepaid, or on the next Business Day following delivery to an overnight delivery service such as Federal Express or Express Mail, freight charges prepaid, or upon delivery during business hours if by telecopier transmissions provided a receipt is obtained, in each case addressed or delivered to the respective parties at their respective addresses or telecopier numbers set forth below (or at such other addresses or telecopier numbers designated by any party at any time by notice to the other parties in the manner set forth herein):

Page 39 - PURCHASE AND SALE AGREEMENT

     SELLER:             Fujitsu Microelectronics, Inc.
                         3545 North First Street
                         San Jose, California 95134
                         Telecopier: (408) 943-0320
                         Attn: Michael M. Moore, Esq., General Counsel

     with a copy to:     Ball Janik LLP
                         101 SW Main Street, Suite 1100
                         Portland, Oregon 97204
                         Telecopier: (503) 226-3910
                         Attn: Christopher M. Walters, Esq.

     PURCHASER:          Microchip Technology Incorporated
                         2355 West Chandler Boulevard
                         Chandler, Arizona 85224
                         Telecopier: (480) 792-4112
                         Attn: Mary K. Simmons, Esq.
                               Vice President, General Counsel

     with a copy to:     Preston Gates & Ellis LLP
                         222 SW Columbia Street, Suite 1400
                         Portland, Oregon 97201
                         Telecopier: (503) 248-9085
                         Attn: Randall B. Bateman, Esq.

14.02 AMENDMENTS.

     This Agreement may not be amended or extended, except by a written instrument duly executed by both parties. Any such written instrument entered into in accordance with the provisions of the preceding sentence shall be valid and enforceable notwithstanding the lack of separate legal consideration therefor.

14.03 GOVERNING LAW.

     OREGON LAW GOVERNS; EXCLUSIVE OREGON JURISDICTION AND VENUE. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF OREGON, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, AS THOUGH ENTERED INTO BETWEEN OREGON RESIDENTS AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF OREGON. ANY ACTION OR LITIGATION BROUGHT BY EITHER PARTY CONCERNING THIS AGREEMENT WILL TAKE PLACE EXCLUSIVELY IN THE FEDERAL OR STATE COURTS IN MULTNOMAH COUNTY, OREGON. IN ANY ACTION OR SUIT TO ENFORCE ANY RIGHT OR REMEDY UNDER THIS AGREEMENT OR TO INTERPRET ANY PROVISION OF THIS AGREEMENT, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER ITS COSTS, INCLUDING REASONABLE ATTORNEYS' FEES.

Page 40 - PURCHASE AND SALE AGREEMENT

14.04 HEADINGS.

     The title of this Agreement and the article, section and other headings used in this Agreement have been inserted for convenience of reference only, are not part of the parties' agreement, shall not be deemed in any manner to modify, expand, explain or restrict any of the provisions of this Agreement and are not intended to have any legal effect. Accordingly, no reference shall be made to any such title or heading for the purpose of interpreting, construing or enforcing any of the provisions of this Agreement.

14.05 BINDING EFFECT.

     This Agreement, including the exhibits and schedules attached to this Agreement and references contained in this Agreement, constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, proposals, offers, counteroffers, agreements and understandings of the parties regarding said subject matter, whether written or oral, other than the NDA, all of which are hereby merged into and superseded by this Agreement.

14.06 CONSTRUCTION.

     This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed with the advice of counsel to the preparation of this Agreement.

14.07 WAIVER.

     Except as expressly provided herein, no waiver by any party of any failure or refusal of the other party to comply with its obligations under this Agreement shall be deemed a waiver of any other subsequent failure or refusal to so comply by such other party. No waiver shall be valid unless in writing signed by the party to be charged and then only to the extent therein set forth.

14.08 PARTIES NOT PARTNERS.

     Nothing contained in this Agreement or any of the documents or instruments to be executed pursuant hereto shall constitute any one or more of Purchaser and its officers, directors, successors or assigns, as partners with, agents for, or principals of, any one or more of Seller and its officers, directors, successors and assigns.

Page 41 - PURCHASE AND SALE AGREEMENT

14.09 BUSINESS DAY.

     If any payment to be made or obligation to be performed hereunder is to be made or performed on a day other than a Business Day, it shall be deemed to be made or performed in a timely manner if done on the next succeeding Business Day.

14.10 NO THIRD-PARTY BENEFICIARIES.

     This Agreement and the representations, warranties, covenants and agreements contained herein are made and entered into for the sole protection and benefit of the parties hereto, their successors in interest and their permitted assigns, if any, and no other person, persons, entity or entities shall have any right of action hereon or right to claim any right or benefit from the terms contained herein or be deemed a third-party beneficiary hereunder.

14.11 ASSIGNMENT.

     Neither party shall assign their rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement may also be assigned without the consent of any other party, as part of a transfer of a substantial portion of the capital stock or assets of a party by way of merger, corporate reorganization or recapitalization or by way of a transfer to a party controlled by the transferring party or under the control of the transferring party. Finally, Purchaser may assign any or all of its rights under this Agreement, without Seller's consent, in connection with a sale or other conveyance by Purchaser of all, or any part of, the Gresham Manufacturing Division Facility.

14.12 TIME.

     Time is of the essence in the performance of each of the parties' respective obligations contained herein.

14.13 SURVIVAL.

     All terms and provisions of this Agreement that are not fully performed as of the Closing Date, shall survive Closing and be fully enforceable thereafter except where expressly limited in this Agreement. All of the provisions of this
Article 14 (other than Section 14.17) shall also survive Closing.

14.14 IRS REAL ESTATE SALES REPORTING.

     Escrow Agent shall act as "the person responsible for closing" the transaction which is the subject of this Agreement pursuant to Internal Revenue Code of 1986 Section 6045(e) and shall prepare and file the informational return (IRS Form 1099-B) required by IRS Section 6045(e).

Page 42 - PURCHASE AND SALE AGREEMENT

14.15 PRESS RELEASES.

     Except as hereafter provided, neither party shall issue any statement, announcement or press release regarding this Agreement or the transaction contemplated hereby, or otherwise disclose the existence or contents of this Agreement, without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, each party shall be able to do all things necessary, in its sole and absolute judgment, to disclose any information required to meet its disclosure obligations under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 and the state securities laws, as amended, or related securities laws and regulations. Each party shall give the other party advance notice of public announcements pursuant to the prior sentence if they mention the other party or its affiliates.

14.16 COUNTERPARTS.

     This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. This Agreement may also be signed by facsimile and facsimile signatures shall be deemed to be the same as originals.

14.17 NEGOTIATIONS WITH OTHERS.

     In consideration for the time and costs that will be expended by Purchaser in negotiating this Agreement and conducting its due diligence review, Seller agrees that from the time of execution of this Agreement until the Closing Date or earlier permitted termination of this Agreement, neither Seller nor any shareholder of Seller will negotiate with other parties and agrees to deal exclusively with Purchaser with respect to the sale contemplated hereunder. During that same period, neither Purchaser nor any member of Purchaser's Board of Directors shall actively pursue other otherwise negotiate for the acquisition of any other facility for semiconductor wafer fabrication.

14.18 REFERENCES.

     All references in this Agreement to particular articles or sections shall, unless expressly otherwise provided or unless the context otherwise requires, be deemed to refer to the specific articles or sections in this Agreement. In addition, the words "herein," "hereunder," "hereof," and words of similar import refer to this Agreement as a whole and not to any particular section or article.

14.19 NUMBER AND GENDER.

     All words used herein in singular number shall extend to and include the plural number where the context so requires. All words used herein in the plural number shall extend to and include the singular number, where the context so requires. All words used herein in any gender, whether male, female or neuter, shall extend to and include any and all genders as may be applicable in any particular context.

Page 43 - PURCHASE AND SALE AGREEMENT

THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS, WHICH, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE AND WHICH LIMIT LAWSUITS AGAINST FARMING OR FOREST PRACTICES AS DEFINED IN ORS 30.930 IN ALL ZONES. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY APPROVED USES AND EXISTENCE OF FIRE PROTECTION FOR STRUCTURES.

           [THE REST OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.]

Page 44 - PURCHASE AND SALE AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf as of the day and year first above written.

                                        SELLER:

                                        FUJITSU MICROELECTRONICS, INC.,
                                        a California corporation


                                        By: /s/ Takashi Yabu
                                            ------------------------------------
                                            Takashi Yabu, Vice President and
                                            General Manager, Gresham
                                            Manufacturing Division


                                        PURCHASER:

                                        MICROCHIP TECHNOLOGY INCORPORATED,
                                        a Delaware corporation


                                        By: /s/ Steve Sanghi
                                            ------------------------------------
                                            Steve Sanghi, President and CEO

Page 45 - PURCHASE AND SALE AGREEMENT